Exhibit 10.25
GREYSTONE COMMUNITIES NONQUALIFIED DEFERRED COMPENSATION PLAN
Article I: Purpose
     1. Generally.
     The general purpose of the Greystone Communities Nonqualified Deferred Compensation Plan (the “Plan”) is to provide certain designated employees of Greystone Communities Inc. (hereinafter “Company”) and its Affiliates, the opportunity to participate in an unfunded, deferred compensation plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. It is the goal of the Company to maintain this Plan in order to allow its participants an opportunity to defer compensation as a means of saving for retirement, disability, death and/or other purposes.
Article II: Definitions
For the purposes of this Plan, certain words or phrases used herein, whether used in the singular or plural form, will have the following meanings:
1.	“Administrative Agent” means the person(s) designated by the Company, or Plan Administrator (defined below) to perform ministerial acts in furtherance of the Plan’s purpose.

2.	“Affiliate” means any successor entity of the Company, whether by merger, consolidation, or a sale of substantially all of its assets, or any subsidiary or related entity of the Company which is a member of its controlled group, within the meaning of Section 414(b) of the Code or trades or businesses (whether or not incorporated) which are under common control within the meaning of Section 414(c) of the Code.

3.	“Code” means the Internal Revenue Code of 1986, as amended, including applicable Treasury regulations.

4.	“Company” means Greystone Communities Inc.

5.	“Compensation” means the total of all amounts to be made available during the Plan Year by the Employer to a Participant, but excluding bonuses paid in stock. Compensation shall not include amounts paid as reimbursement for expenses incurred on behalf of the Employer, nor incidental benefits paid on behalf of a Participant, such as hospitalization insurance, health and accident insurance, additional temporary subsistence allowances, commissions, and group life insurance.

6.	“Deferred Compensation” means the amount of Compensation not yet earned, which the Participant and the Employer mutually agree to defer on behalf of a Participant in accordance with the provisions of the Plan, consisting of the Stated Deferral and any discretionary Company match that may be credited to a Participant’s account from time to time.

7.	“Disability” means:
(a)	an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(b)	an inability, by reason of any medical determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Affiliates.
The permanence and degree of a physical or mental impairment shall be demonstrated by competent medical evidence, and a determination of disability shall be made in the sole discretion of the Plan Administrator (defined below). The participant may appeal the decision of the Plan Administrator (defined below) to the Board as provided for by Article XII of the Plan. The decision of the Board shall be final.
8.	“Effective Date” means the first date of a Participant’s deferral of Compensation under the terms of the Plan.

9.	“Employee” means an employee of the Company or its Affiliates, including any field marketing or co-employed (leased) employee of the Company or its Affiliates.

10.	“Eligible Employee” means an Employee who is designated by the Plan Administrator (defined below) to be eligible to participate in this Plan, provided that the Employee (i) is a Highly Compensated Employee (defined below); (ii) has been an Employee for at least two (2) full years; and is in an employee category of Senior Manager (defined below) or higher. “Eligible Employee” shall also mean an employee who was participating in or had benefits remaining in the Plan at the time of his retirement, death, or termination of employment, and who retains, or whose beneficiaries retain, benefits under the Plan in accordance with its terms.

11.	“Employer” means collectively the Company or its Affiliates.

12.	“Highly Compensated Employee” means an Employee who during the preceding Plan Year had Compensation in excess of $100,000 (as adjusted by the Commissioner of Internal Revenue for the relevant year).

13.	“Participant” means those Eligible Employees who executed a Participation Agreement.

14.	“Participation Agreement” means the agreement executed by the Eligible Employee and the Employer which evidences the mutual agreement to defer Compensation of the Eligible Employee pursuant to the Plan.

15.	“Plan” means the Greystone Communities Nonqualified Deferred Compensation Plan.

16.	“Plan Administrator” means any administrative agent designated by the Plan Administrator it deems advisable or desirable to carry out the terms and conditions of this Plan to act in furtherance of the Plan’s purpose.

17.	“Plan Year” means the calendar year, beginning January 1st and ending December 31st.

18.	“Stated Deferral” means the amount of Compensation elected by the Participant to defer, as set forth in the Participation Agreement, stated as a percentage of the Participant’s Compensation.

19.	“Termination of Services” means the severance of the Participant’s employment with the Employer.

20.	“Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
Article III: Administration
     This Plan shall be administered by the Plan Administrator, within the following general guidelines:
1.	For all amounts of Deferred Compensation held by the Trustee of the Greystone Communities Nonqualified Deferred Compensation Trust (the “Trustee”), the Trustee shall be directed to disburse benefits in accordance with instructions from the Plan Administrator, based upon the elections made in the Eligible Employee’s Participation Agreement and the terms of the Plan. Each Participation Agreement, as such may be from time to time amended, shall become a part of this Plan and shall be incorporated herein by this specific reference thereto.

2.	All Deferred Compensation amounts (if any) invested by either the Plan Administrator or the Trustee, are, and shall remain, the assets of the Employer, and such amounts shall always be held by and in the name of the Employer or by and in the name of the Trustee. Such assets shall at no time be vested in any Participant or beneficiary for whose benefit an account is or may be maintained and the rights of any Participant or beneficiary for whose benefit an account is or may be maintained, if any, shall merely be that of an unsecured general creditor of the Employer.

3.	An individual account shall be maintained in the name of each Participant to reflect the value of each Participant’s Deferred Compensation account. For those accounts held by the Trustee, the Trustee shall be directed to charge each Participant’s individual Deferred Compensation account with all expenses attributable to said account’s investment and maintenance. For those accounts invested by the Plan Administrator, the Plan Administrator shall charge each Participant’s account with all expenses attributable to said account’s investment and maintenance.

4.	The Plan Administrator shall have the power to construe the Plan, to prescribe rules and regulations relating to the Plan and to make other determinations necessary or desirable for administering the Plan. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect. The Plan Administrator may delegate the responsibility of performing ministerial acts in furtherance of the Plan’s purpose to administrative agents (“Administrative Agents”) as it deems advisable or desirable to carry out the terms and conditions of this Plan.

5.	A majority of the members of the Plan Administrator shall constitute a quorum, and the Plan Administrator shall act by majority action at a meeting, except that action permitted to be taken at a meeting may be taken without a meeting if written consent thereto is given by all members of the Plan Administrator.
Article IV: Eligibility
Any Employee who is designated by the Plan Administrator shall be eligible to participate in this Plan, provided that the Employee:
1.	is a Highly Compensated Employee;

2.	has been an Employee for at least two (2) full years; and

3.	is in an employee category of Senior Manager or higher.

Article V: Participation
In Addition to the requirements and conditions of Article VI, the following provisions are applicable to Participants:
1.	Election.

The Participation Agreement shall set forth the Stated Deferral elected by the Participant. The Stated Deferral will either (a) reduce the Compensation otherwise payable to the Participant during the Plan Year in the manner directed by the Participant, or, in the absence of any such direction, in the manner determined by the Plan Administrator.

Further, upon execution of the Participation Agreement, each Participant must make an irrevocable election (except to the extent the Plan permits a subsequent deferral election) regarding the timing and method of distribution of the account balance pursuant to the provisions of Article VI below. If a Participant fails to make an irrevocable election regarding the timing and method of distribution of the account balance, the Participant will be deemed to have elected the default provisions of the Participant’s Participation Agreement.

2.	Timing of Election.

Each Participant must agree that Compensation for services performed during a taxable year may be deferred at the Participant’s election, only if the election to defer such Compensation is made not later than the close of the preceding taxable year (regardless of whether the Participant is newly eligible to participate in the Plan).

3.	Manner of Election.

The Eligible Employee shall make, in writing, the election to defer Compensation by executing a Participation Agreement in the form provided by the Plan Administrator.

4.	Modifications to a Participation Agreement During a Current Plan Year.

To modify Plan participation, a Participant must send written notice to the Plan Administrator requesting an amendment to this Participation Agreement.
(a)	Deferral Modifications.

Because the election to defer Compensation in a Plan Year must not be made later than the close of the preceding Plan Year, no mid Plan Year modifications may be made to the Stated Deferral for a Plan Year in which Compensation is then being deferred. Any amendment to the elected Stated Deferral will be effective only for those Plan Years that begin after the end of the Plan Year in which the amendment is both submitted by the Participant and approved by the Plan Administrator. This amendment may include complete withdrawal from the Plan by the Participant for subsequent Plan Years, provided, however, that such an election will not have any effect on the amounts already deferred. If a modification of the Stated Deferral is made, such modified Stated Deferral shall also be effective for all future Plan Years.

(b)	Distribution Modifications.

No modifications to the Participation Agreement may be made to accelerate payments from the Plan, except as provided in Article VII. Modifications to the Participation Agreement may be made to delay scheduled Plan distributions or change the form of the Plan distribution, if:
(i)	the change in election may not take effect until at least twelve (12) months after the date the election is made;

(ii)	the first payment with respect to the new election is deferred not less than five (5) years from the date such payment could or would have otherwise been made; and

(iii)	any election related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.

Article VI: Benefits
1.	Participant’s account accumulates as follows:
(a)	The Participant, in his or her Stated Deferral defers Compensation (in an amount no greater than 25% of Participant’s Compensation) each Plan Year.

(b)	The Employer, each Plan Year, in its discretion, makes an additional discretionary allocation beyond the Participant’s Stated Deferral in an amount determined by the Employer. Nothing requires the Employer to make any additional allocation beyond the Participant’s Stated Deferral.
2.	Benefits After Attainment of Age 55.

Provided that the Participant attains the age of 55 prior to termination, distributions shall be made pursuant to the election made in the Participant’s Participation Agreement either in a lump sum payment to be paid on the sixtieth (60th) day after the Participant’s termination of employment, or in a series of 15 equal annual installments beginning on the sixtieth (60th) day after the Participant’s termination and continuing for a period of 14 years thereafter.

If a Participant does not make an irrevocable election upon execution of a Participation Agreement, the Plan Administrator shall direct the distribution of the Participant’s entire account to the Participant on the sixtieth (60th) day following the Participant’s termination of employment.

3.	Benefits Upon Disability.

Subject to the Claims Procedure provided by Article XII of the Agreement, when a Participant terminates employment and is found by the Plan Administrator (or the Board on appeal from an adverse finding by the Plan Administrator) to have suffered a Disability, the Plan Administrator (or Board as the case may be) shall direct the distribution of the Participant’s account pursuant to that Participant’s Participation Agreement then on file.

4.	Benefits Prior to Attainment of Age 55.

If a Participant does not attain the age of 55 prior to termination of employment, the Plan Administrator shall direct the distribution of the Participant’s entire account to the Participant on the sixtieth (60th) day following the Participant’s termination of employment.

5	Benefits Upon Death.

Upon a Participant’s death, the Plan Administrator shall direct the distribution of the Participant’s entire account to the designated beneficiary on the sixtieth (60th) day after the date of the Participant’s death.

The Participant shall designate a beneficiary by filing a written notice of such designation with the Plan Administrator in such form as the Plan Administrator may prescribe. The Participant may revoke or modify said designation at any time by a subsequent written designation in similar form. The Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant’s spouse, in the event of the dissolution of the marriage unless there are one or more contingent beneficiaries designated who shall thereupon become the primary beneficiary. If no beneficiary designation is in effect at the time when any benefits payable under this Plan shall become due, the benefit payments shall be made to the surviving spouse of the Participant, or, if there is no surviving spouse, the legal representative of the Participant’s estate.
Article VII: Withdrawals
Because the Deferred Compensation Plan is primarily a retirement savings plan for selected Eligible Employees, it is generally inappropriate to withdraw amounts deferred. However, subject to the Claims Procedure provided by Article XII of the Agreement, withdrawals may be made under these circumstances:
1.	If due to the occurrence of an Unforeseeable Emergency, after other sources of financial relief have been exhausted, Participant may apply to the Employer for partial or total distribution prior to termination of service.

An “unforeseeable emergency” is defined in Section II(20) above, and it means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

This requirement is met only if, as determined under regulations promulgated by the Secretary of Treasury, the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

If such application for withdrawal is approved by the Plan Administrator (or Board if on appeal from the Plan Administrator’s determination), the withdrawal will be effective on the date specified by the Plan Administrator (or Board as the case may be) in the written approval. The form and amount of payment will be in the sole discretion of the Plan Administrator (or Board as the case may be).

2.	With regard to Deferred Compensation credited under this Plan, the Employer shall allow lump sum withdrawals at the election of the Participant if the Internal Revenue Service later determines that any amounts deferred by the Participant are ineligible for treatment as elected deferrals and the Internal Revenue Service includes such amounts in the Participant’s gross income. The withdrawals shall be permitted in the year in which they are allocated to the Participant’s gross income.

3.	In the event of any partial withdrawal allowed under this Article VII, the Participant’s account will be adjusted to properly reflect the withdrawal.
Article VIII: Amendment and Termination
The Board, in its sole discretion, may make any amendments to the Plan which it deems necessary or desirable, but no such amendment shall reduce benefits accrued as of the effective date of the amendment. The Board, in its sole discretion, may terminate the Plan and discharge the Employer’s obligations hereunder in full by distributing to all Employer’s obligations hereunder to all Participants or their beneficiaries an amount equal to their total credited deferrals and discretionary Employer allocation, together with all earnings on such amounts, from the dates on which the deferrals were made until the final date of payment to each Participant or their beneficiaries. The voting requirements for action to be taken by the Board pursuant to this Article shall be those prescribed by the Bylaws of the Company.
Article IX: Non-Assignability
Neither a Participant nor any beneficiary hereunder shall have any right to sell, assign, transfer or otherwise convey the right to receive any payment hereunder. Nor shall any such payments be subject to attachment, garnishment, levy, pledge, bankruptcy, execution, or any other manner or kind in connection with any claims against the Participant or any beneficiary.

Article X: No Employment Guarantee
Neither this Plan nor any action taken hereunder shall be construed as giving any Participant the right to be retained as an employee of the Employer for any period of time, nor shall it constitute a contract for employment between the Employee and the Employer.
Article XI: Prohibition Against Interest
All funds or assets (including increments and accumulations thereon) which are acquired by the Employer as a result of any Participant’s deferrals hereunder shall be an asset of the Employer even though such funds are credited to a participant’s account for bookkeeping purposes. It is expressly understood and agreed that neither the Participant nor his beneficiaries shall have any rights in or to such funds or assets except for rights as creditors of the Employer, and that such funds or assets shall be subject to the claims of the Employer’s creditors. The obligation of the Employer to the Participants and their designated beneficiaries for the benefits provided for hereunder is a contractual obligation only. The participants and their designated beneficiaries have no claim to any specific assets held by the Employer nor is any trust created by virtue of the adoption of this Plan.
Article XII: Claims Procedures
1.	Claims Procedure. The following claims procedures shall apply with respect to the Plan:
(a)	Filing of a Claim for Benefits. If a Participant or beneficiary (the “claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefore with the Plan Administrator. In the event the Plan Administrator shall be the claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Article XII shall be taken instead by another agent designated by the Company.

(b)	Notification to Claimant of Decision. Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth:
(i) the specific reason or reasons for the denial;
(ii) specific reference to pertinent provisions of the Plan on which the denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review.
Notwithstanding the forgoing, if the claim relates to a Participant who is Disabled, the Plan Administrator shall notify the claimant of the decision within 45 days (which may be extended for an additional 30 days if required by special circumstances).
(c)	Procedure for Review. Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Board. Following such request for review, the Board shall fully and fairly review the decision denying the claim. Prior to the decision of the Board, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

(d)	Decision on Review. The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:
(i) Within 60 days following receipt by the Board of the request for review (or within 120 days if special circumstances require an extension of time), the Board shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. Notwithstanding the forgoing, if the claim relates to a Participant who is Disabled, the Board shall notify the claimant of the decision within 45 days (which may be extended for an additional 45 days if required by special circumstances).
(ii) With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.
(iii) The decision of the Board shall be final and conclusive.

(e)	Action by Authorized Representative of Claimant. All actions set forth in this Article XII to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Board may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

(f)	Authority of the Board in Review Process. The Board may designate as agents persons to fulfill any review responsibility required of the Board by this Article XIII.
Article XIII: Applicable Law
This Plan shall be construed under the laws of the State of Texas.
In W1TNESS WHEREOF, the Company has caused this Plan to be signed on this 1st day of January, 2007 by duly authorized persons.

By:	/s/ Janelle Wood

It’s Corporate VP & Controller